Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 24, 2019 on the consolidated financial statements included in the annual report of Advanzeon Solutions Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2018.

/s/ Louis Plung & Company, LLP

May 24, 2019
Pittsburgh, Pennsylvania